Exhibit 99.1
Prestige Brands Holdings, Inc. Reports Fiscal 2018 Third Quarter Results

•	Revenue Increased 24.8% to $270.6 Million in Q3 Fiscal 2018; Year to Date Revenues up 22.4% to $785.2 Million

•	GAAP Diluted EPS, Including Gain from Recent Tax Legislation, of $5.88 in Q3 Fiscal 2018; Adjusted EPS of $0.70

•	Cash Flow From Operations Increased to $155.7 Million Year to Date; Debt Pay Down of $145 Million Year to Date

•	Tax Legislation Expected to Reduce 2019 Tax Rate by Approximately 10 Percentage Points Versus Legacy Rate

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-February 1, 2017-- Prestige Brands Holdings, Inc. (NYSE:PBH) today reported financial results for its third quarter and nine-months ended December 31, 2017.
“We were pleased with our third quarter performance, which reflected continued strong consumption trends and the expected return to average shipment times versus second quarter. Although we continue to see headwinds related to a challenging retailer environment, our long-term growth strategy remains unchanged. We continue to focus on growing categories, which enables us to win share with the consumer and positions us well for the future,” said Ron Lombardi, Chief Executive Officer of Prestige Brands.
Third Quarter Fiscal 2018 Ended December 31, 2017
Reported revenues in the third quarter of fiscal 2018 increased 24.8% to $270.6 million, compared to $216.8 million in the third quarter of fiscal 2017. Revenues for the quarter were driven by continued solid consumption levels across the Company’s core brands and $54.1 million from the recently acquired brands from the Fleet acquisition, which were partially offset by the divestitures of certain non-core brands during fiscal 2017.
Gross profit margin in the third quarter of fiscal 2018 was 54.6%, compared to 57.5% for the third quarter of fiscal 2017. The gross profit margin year-over-year change was attributable to higher freight and warehousing costs during the quarter as well as product mix from the addition of the high growth Fleet portfolio.
Advertising & promotion expense for the third quarter of fiscal 2018 was $35.8 million, or 13.2% of sales, compared to $30.7 million, or 14.2% of sales, in the prior year. Higher advertising and promotion dollar growth was attributable to ongoing investments behind the Company’s long-term brand building strategy.
Reported net income for the third quarter of fiscal 2018 totaled $314.8 million versus the prior year comparable quarter’s net income of $31.6 million. Diluted earnings per share of $5.88 for the third quarter of fiscal 2018 compared to $0.59 per share in the prior year comparable period. Non-GAAP adjusted net income for the third quarter of fiscal 2018 was $37.3 million, an increase of 14.5% from the prior year period’s adjusted net income of $32.6 million. Non-GAAP adjusted earnings per share were $0.70 per share for the third quarter of fiscal 2018 compared to $0.61 per share in the prior year comparable period.
Adjustments to net income in the third quarter of fiscal 2018 include income tax adjustments related to the domestic Tax Cuts and Jobs Act and a tax adjustment associated with an acquisition. Adjustments to net income in the third quarter of both fiscal

2018 and fiscal 2017 include certain integration, transition, legal and various other costs associated with acquisitions and divestitures and the related income tax effects of the adjustments.

Nine Months Ended December 31, 2017
Reported revenues for the first nine months of fiscal 2018 increased 22.4% to $785.2 million compared to $641.4 million in the first nine months of fiscal 2017. Revenues for the first nine months of fiscal 2018 were driven by continued strong consumption levels across the Company’s legacy brands and $160.7 million of incremental revenue from the Fleet acquisition, which was partially offset by the divestitures of certain non-core brands during fiscal 2017.
Reported gross profit margin in the first nine months of fiscal 2018 was 55.4% (with adjusted gross margin of 55.9% excluding adjustments related to the Fleet transition and integration) compared to 57.7% for the first nine months of fiscal 2017. The gross profit margin year-over-year change was primarily due to the addition of the high growth Fleet portfolio and the higher distribution costs realized in third quarter 2018.
Advertising & promotion expense for the first nine months of fiscal 2018 was $112.0 million, or 14.3% of sales, compared to $86.9 million, or 13.6% of sales, in the prior year. Increased investments in advertising and promotion expense as a percentage of sales was attributable to the Company’s long-term brand building strategy.
Reported net income for the first nine months of fiscal 2018 totaled $379.3 million, versus the prior year comparable period net income of $58.3 million. Diluted earnings per share were $7.08 for the first nine months of fiscal 2018 compared to $1.09 per share in the prior year comparable period. Non-GAAP adjusted net income for the first nine months of fiscal 2018 was $105.3 million, an increase over the prior year period’s adjusted net income of $97.8 million. Non-GAAP adjusted earnings per share were $1.97 per share for the first nine months of fiscal 2018 compared to $1.83 per share in the first nine months of fiscal 2017.
Adjustments to net income in the first nine months of fiscal 2018 include income tax adjustments related to the domestic Tax Cuts and Jobs Act and a tax adjustment associated with an acquisition. Adjustments to net income in the first nine months of both fiscal 2018 and fiscal 2017 include integration, transition, legal and various other costs associated with acquisitions and divestitures and the related income tax effects of the adjustments. Adjustments to the first nine months of fiscal 2017 also include accelerated amortization of debt origination costs in addition to the non-cash costs related to divestiture of certain non-core brands.
Free Cash Flow and Balance Sheet
The Company's net cash provided by operating activities for the third fiscal quarter of 2018 increased to $47.1 million from $40.1 million during the same period a year earlier due to continued strong cash conversion in the legacy business and incremental cash flow related to the Fleet acquisition, partially offset by the loss of cash flow from divested brands.
For the first nine months of fiscal 2018, net cash provided by operating activities increased 10.3% to $155.7 million, while non-GAAP adjusted free cash flow increased 4.1% to $156.2 million compared to the prior year's period.
The Company's net debt position as of December 31, 2017 was $2.0 billion, reflecting debt repayments of $145.0 million fiscal year to date. At December 31, 2017, the Company's covenant-defined leverage ratio was 5.4x.

Segment Review
North American OTC Healthcare: Segment revenues totaled $225.7 million for the third quarter of fiscal 2018, 27.3% higher than the prior year comparable quarter's revenues of $177.3 million. The third quarter fiscal 2018 increase was driven by revenues from the acquisition of Fleet as well as consumption growth in the company’s core OTC brands, partially offset by divestitures of non-core OTC brands.
For the first nine months of the current fiscal year, reported revenues for the North American OTC segment were $656.8 million, an increase of 25.9% compared to $521.8 million in the prior year comparable period.
International OTC Healthcare: Segment fiscal third quarter 2018 revenues totaled $25.7 million, 39.3% higher than the $18.5 million reported in the prior year comparable period. Third quarter revenues included incremental revenues from the Fleet acquisition, as well as growth of the company’s legacy OTC brand portfolio.
For the first nine months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $67.6 million, an increase of 27.3% over the prior year comparable period’s revenues of $53.1 million. Revenues for the International OTC Healthcare segment were impacted by favorable consumption levels as well as revenues from the Fleet acquisition.
Household Cleaning: Segment revenues totaled $19.2 million for the third quarter of fiscal 2018 compared with third quarter fiscal 2017 revenues of $21.0 million, a decrease of 8.7%.
For the first nine months of the current fiscal year, reported revenues for the Household Cleaning segment were $60.8 million, a decrease of 8.6% over the prior year comparable nine month period’s revenues of $66.5 million.
Commentary and Outlook for Fiscal 2018
Ron Lombardi, CEO, stated, “Our solid overall performance in the third quarter reflects positive consumption in line with our long-term objective and speaks to the effectiveness of our brand-building efforts and portfolio evolution. Furthermore, we are encouraged by recent tax reform, which we expect to boost our already strong cash flow profile and further enhance our ability to build M&A capacity and invest behind long-term brand building."
“The strength of our portfolio positions us well for long-term growth, but in the near-term we continue to see retailer inventory reduction headwinds partially offsetting our strong consumption trends, which we expect to continue in Q4. In addition, we expect increased freight and warehousing expenses experienced in Q3 to persist into Q4. As a result, we now expect to be at the low end of our key fiscal 2018 outlook metrics. Despite these challenges, we remain well positioned for long-term top- and bottom-line growth driven by our three-pillar strategy and diversified portfolio of leading OTC brands,” Mr. Lombardi concluded.

Fiscal 2018 Full-Year Outlook
Revenue Growth	18%
Adjusted E.P.S.*	$2.58
Adjusted Free Cash Flow*	$205 million or more
Tax Reform

The Tax Cuts and Jobs Act was signed into law in December 2017, which represents significant U.S. federal tax reform legislation that includes a permanent reduction to the U.S. federal corporate income tax rate. The permanent reduction to the federal corporate income tax rate resulted in a one-time gain related to the value of the Company’s deferred tax liabilities in the third quarter of 2018, resulting in a net $278 million gain. For the fourth quarter of 2018, the Company expects an immaterial impact to its tax rate. Going forward, based on preliminary analysis, the Company expects the impact of the legislation to result in a reduction of its effective tax rate beginning in fiscal 2019 to approximately 26% and a cash tax savings of approximately $10-15 million in fiscal 2019 versus the prior year. The Company expects to provide a finalized fiscal year 2019 estimated tax rate outlook when it reports its fourth quarter fiscal 2018 results in May 2018.
Fiscal Q3 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its third quarter results today, February 1, 2018 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 8099417. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.
Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 8099417.
Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.
Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, adjusted earnings per share and adjusted free cash flow, the Company’s ability to win consumer share and increase consumption, and the impact of tax reform on the Company’s cash flow, ability to pay down debt and M&A capacity. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers, and logistics providers and suppliers to meet demand for its products. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2017, Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, and other periodic reports filed with the Securities and Exchange Commission.
About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company's brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Beano® gas prevention, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigebrands.com.

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2017	2016	2017	2016
Revenues
Net sales	$270,522	$216,732	$784,939	$640,519
Other revenues	93	31	275	871
Total revenues	270,615	216,763	785,214	641,390

Cost of Sales
Cost of sales excluding depreciation	121,730	92,216	346,067	271,287
Cost of sales depreciation	1,211	—	3,899	—
Cost of sales	122,941	92,216	349,966	271,287
Gross profit	147,674	124,547	435,248	370,103

Operating Expenses
Advertising and promotion	35,835	30,682	111,967	86,909
General and administrative	21,207	22,131	63,110	60,383
Depreciation and amortization	7,129	5,852	21,482	18,700
(Gain) loss on divestitures	—	(3,405)	—	51,552
Total operating expenses	64,171	55,260	196,559	217,544
Operating income	83,503	69,287	238,689	152,559

Other (income) expense
Interest income	(119)	(46)	(273)	(149)
Interest expense	25,983	18,600	79,314	60,660
Total other expense	25,864	18,554	79,041	60,511
Income before income taxes	57,639	50,733	159,648	92,048
(Benefit) provision for income taxes	(257,154)	19,092	(219,609)	33,743
Net income	$314,793	$31,641	$379,257	$58,305

Earnings per share:
Basic	$5.93	$0.60	$7.14	$1.10
Diluted	$5.88	$0.59	$7.08	$1.09

Weighted average shares outstanding:
Basic	53,129	52,999	53,089	52,960
Diluted	53,543	53,359	53,531	53,339

Comprehensive income (loss), net of tax:
Currency translation adjustments	4,492	(8,736)	8,327	(11,857)
Unrecognized net gain on pension plans	—	—	1	—
Total other comprehensive income (loss)	4,492	(8,736)	8,328	(11,857)
Comprehensive income	$319,285	$22,905	$387,585	$46,448

Prestige Brands Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	December 31, 2017	March 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$45,376	$41,855
Accounts receivable, net of allowance of $20,603 and $13,010, respectively	150,417	136,742
Inventories	114,894	115,609
Prepaid expenses and other current assets	21,441	40,228
Total current assets	332,128	334,434

Property, plant and equipment, net	51,059	50,595
Goodwill	620,333	615,252
Intangible assets, net	2,887,997	2,903,613
Other long-term assets	6,405	7,454
Total Assets	$3,897,922	$3,911,348

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$59,345	$70,218
Accrued interest payable	8,701	8,130
Other accrued liabilities	83,458	83,661
Total current liabilities	151,504	162,009

Long-term debt
Principal amount	2,077,000	2,222,000
Less unamortized debt costs	(23,731)	(28,268)
Long-term debt, net	2,053,269	2,193,732

Deferred income tax liabilities	454,153	715,086
Other long-term liabilities	21,559	17,972
Total Liabilities	2,680,485	3,088,799

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,392 shares at December 31, 2017 and 53,287 shares at March 31, 2017	534	533
Additional paid-in capital	466,632	458,255
Treasury stock, at cost - 353 shares at December 31, 2017 and 332 shares at March 31, 2017	(7,669)	(6,594)
Accumulated other comprehensive loss, net of tax	(18,024)	(26,352)
Retained earnings	775,964	396,707
Total Stockholders' Equity	1,217,437	822,549
Total Liabilities and Stockholders' Equity	$3,897,922	$3,911,348

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2017	2016
Operating Activities
Net income	$379,257	$58,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,381	18,700
Loss on divestitures	—	51,552
Loss on disposals of property and equipment	1,510	255
Deferred income taxes	(256,850)	(12,530)
Amortization of debt origination costs	4,746	6,129
Excess tax benefits from share-based awards	470	800
Stock-based compensation costs	6,912	6,260
Write-off of indemnification asset	704	—
Lease termination costs	214	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(14,073)	(12,374)
Inventories	1,167	(16,589)
Prepaid expenses and other current assets	18,935	11,149
Accounts payable	(11,036)	7,168
Accrued liabilities	(1,033)	22,323
Pension and deferred compensation contribution	(329)	—
Noncurrent assets and liabilities	(303)	—
Net cash provided by operating activities	155,672	141,148

Investing Activities
Purchases of property, plant and equipment	(9,656)	(1,935)
Acquisition of Fleet escrow payment	970	—
Proceeds from the sales of property, plant and equipment	—	85
Proceeds from divestitures	—	110,717
Proceeds from DenTek working capital arbitration settlement	—	1,419
Net cash (used in) provided by investing activities	(8,686)	110,286

Financing Activities
Term loan repayments	(125,000)	(130,500)
Borrowings under revolving credit agreement	20,000	20,000
Repayments under revolving credit agreement	(40,000)	(105,000)
Payments of debt origination costs	—	(9)
Proceeds from exercise of stock options	1,466	3,444
Fair value of shares surrendered as payment of tax withholding	(1,075)	(1,431)
Net cash used in financing activities	(144,609)	(213,496)

Effects of exchange rate changes on cash and cash equivalents	1,144	(1,879)
Increase in cash and cash equivalents	3,521	36,059
Cash and cash equivalents - beginning of period	41,855	27,230
Cash and cash equivalents - end of period	$45,376	$63,289

Interest paid	$73,779	$54,615
Income taxes paid	$16,861	$25,127

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$225,695	$25,717	$19,203	$270,615
Cost of sales	95,164	10,511	17,266	122,941
Gross profit	130,531	15,206	1,937	147,674
Advertising and promotion	30,794	4,544	497	35,835
Contribution margin	$99,737	$10,662	$1,440	111,839
Other operating expenses				28,336
Operating income				83,503
Other expense				25,864
Income before income taxes				57,639
Benefit for income taxes				(257,154)
Net income				$314,793
*Intersegment revenues of $1.9 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$656,812	$67,572	$60,830	$785,214
Cost of sales	268,849	29,757	51,360	349,966
Gross profit	387,963	37,815	9,470	435,248
Advertising and promotion	98,666	11,827	1,474	111,967
Contribution margin	$289,297	$25,988	$7,996	323,281
Other operating expenses				84,592
Operating income				238,689
Other expense				79,041
Income before income taxes				159,648
Benefit for income taxes				(219,609)
Net income				$379,257
*Intersegment revenues of $5.6 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended December 31, 2016
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$177,273	$18,459	$21,031	$216,763
Cost of sales	68,378	7,678	16,160	92,216
Gross profit	108,895	10,781	4,871	124,547
Advertising and promotion	26,800	3,502	380	30,682
Contribution margin	$82,095	$7,279	$4,491	93,865
Other operating expenses**				24,578
Operating income				69,287
Other expense				18,554
Income before income taxes				50,733
Provision for income taxes				19,092
Net income				$31,641
* Intersegment revenues of $0.8 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended December 31, 2016 includes a pre-tax net gain on divestitures of $3.4 million related primarily to e.p.t and Dermoplast. The assets and corresponding contribution margin associated with the pre-tax net gain on these divestitures are included within the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2016
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$521,800	$53,067	$66,523	$641,390
Cost of sales	198,014	21,722	51,551	271,287
Gross profit	323,786	31,345	14,972	370,103
Advertising and promotion	76,651	8,870	1,388	86,909
Contribution margin	$247,135	$22,475	$13,584	283,194
Other operating expenses**				130,635
Operating income				152,559
Other expense				60,511
Income before income taxes				92,048
Provision for income taxes				33,743
Net income				$58,305
* Intersegment revenues of $2.2 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the nine months ended December 31, 2016 includes a pre-tax net loss of $51.6 million related to divestitures. These divestitures include Pediacare, New Skin, Fiber Choice, e.p.t and Dermoplast and license rights in certain geographic areas pertaining to Comet. The assets and corresponding contribution margin associated with the pre-tax net loss on divestitures related to Pediacare, New Skin, Fiber Choice, e.p.t and Dermoplast are included within the North American OTC Healthcare segment, while the pre-tax gain on sale of license rights related to Comet is included in the Household Cleaning segment.

About Non-GAAP Financial Measures
We have pursued various strategic initiatives and completed a number of acquisitions in recent years that have resulted in revenues that would not have otherwise been recognized. The frequency and the amount of such revenues vary significantly based on the size, timing and complexity of the transaction. In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Proforma Revenues , Non-GAAP Proforma Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted Advertising and Promotion Expense, Non-GAAP Adjusted Advertising and Promotion Expense Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•	Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with products acquired or divested in the periods presented.

•	Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.

•	Non-GAAP Proforma Revenues: Non-GAAP Organic Revenues plus revenues associated with acquisitions.

•	Non-GAAP Proforma Revenue Growth Percentage: Calculated as the change in Non-GAAP Proforma Revenues from prior year divided by prior year Non-GAAP Proforma Revenues.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain integration, transition and other acquisition related costs.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Advertising and Promotion Expense: GAAP Advertising and Promotion expenses minus certain integration, transition and other acquisition related costs.

•	Non-GAAP Adjusted Advertising and Promotion Expense Percentage: Calculated as Non-GAAP Adjusted Advertising and Promotion expense divided by GAAP Total Revenues.

•
Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain integration, transition and other acquisition related costs and divestiture costs and tax adjustment associated with acquisitions.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain integration, transition and other acquisition related costs, divestiture costs, and tax adjustment associated with acquisitions and (gain) loss on divestitures.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain integration, transition and other acquisition related costs, divestiture costs, tax adjustment associated with acquisitions, (gain) loss on divestitures, accelerated amortization of debt origination costs due to sale of assets, applicable tax impact associated with these items and normalized tax rate adjustment.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•
Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration, transition, and other costs associated with acquisitions and divestitures and additional income tax payments associated with divestitures.

•	Net Debt: Calculated as total principal amount of debt outstanding ($2,077,000 at December 31, 2017) less cash and cash equivalents ($45,376 at December 31, 2017). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and Non-GAAP Proforma Revenues and related growth percentages:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
GAAP Total Revenues	$270,615	$216,763	$785,214	$641,390
Revenue Growth	24.8%		22.4%
Adjustments:
Revenues associated with acquisitions (1)	(54,143)	—	(160,692)	—
Revenues associated with divested brands(2)	—	(5,921)	—	(22,905)
Non-GAAP Organic Revenues	$216,472	$210,842	$624,522	$618,485
Non-GAAP Organic Revenue Growth	2.7%		1.0%

Non-GAAP Organic Revenues	$216,472	$210,842	$624,522	$618,485
Revenues associated with acquisitions (3)	54,143	54,503	160,692	155,502
Non-GAAP Proforma Revenues	$270,615	$265,345	$785,214	$773,987
Non-GAAP Proforma Revenue Growth	2.0%		1.5%
(1) Revenues of our Fleet acquisition are excluded for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North American and International OTC Healthcare segments.
(2) Revenues of our divested brands have been excluded from the current year and the prior year for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North American OTC Healthcare segment and our Household Cleaning segment.
(3) Revenues of our Fleet acquisition are included for purposes of calculating Non-GAAP proforma revenues. These revenue adjustments relate to our North American and International OTC Healthcare segments.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
GAAP Total Revenues	$270,615	$216,763	$785,214	$641,390

GAAP Gross Profit	$147,674	$124,547	$435,248	$370,103
Adjustments:
Integration, transition and other costs associated with acquisitions (1)	—	—	3,719	—
Total adjustments	—	—	3,719	—
Non-GAAP Adjusted Gross Margin	$147,674	$124,547	$438,967	$370,103
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	54.6%	57.5%	55.9%	57.7%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs.

Reconciliation of GAAP Advertising and Promotion Expense and related GAAP Advertising and Promotion Expense percentage to Non-GAAP Adjusted Advertising and Promotion Expense and related Non-GAAP Adjusted Advertising and Promotion Expense percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
GAAP Advertising and Promotion Expense	$35,835	$30,682	$111,967	$86,909
GAAP Advertising and Promotion Expense as a Percentage of GAAP Total Revenue	13.2%	14.2%	14.3%	13.6%
Adjustments:
Integration, transition and other costs associated with acquisitions(1)	—	—	(192)	—
Total adjustments	—	—	(192)	—
Non-GAAP Adjusted Advertising and Promotion Expense	$35,835	$30,682	$112,159	$86,909
Non-GAAP Adjusted Advertising and Promotion Expense as a Percentage of GAAP Total Revenues	13.2%	14.2%	14.3%	13.6%
(1) Acquisition related items represent costs related to integrating the advertising agencies of the recently acquired businesses.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
GAAP General and Administrative Expense	$21,207	$22,131	$63,110	$60,383
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	7.8%	10.2%	8.0%	9.4%

Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures (1)	405	3,182	1,877	6,828
Tax adjustment associated with acquisitions	704	—	704	—
Total adjustments	1,109	3,182	2,581	6,828
Non-GAAP Adjusted General and Administrative Expense	$20,098	$18,949	$60,529	$53,555
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	7.4%	8.7%	7.7%	8.3%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
GAAP Net Income	$314,793	$31,641	$379,257	$58,305
Interest expense, net	25,864	18,554	79,041	60,511
(Benefit) provision for income taxes	(257,154)	19,092	(219,609)	33,743
Depreciation and amortization	8,340	5,852	25,381	18,700
Non-GAAP EBITDA	91,843	75,139	264,070	171,259
Non-GAAP EBITDA Margin	33.9%	34.7%	33.6%	26.7%
Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures in Cost of Goods Sold(1)	—	—	3,719	—
Integration, transition and other costs associated with acquisitions and divestitures in Advertising and Promotion Expense(1)	—	—	(192)	—
Integration, transition and other costs associated with acquisitions and divestitures in General and Administrative Expense(1)	405	3,182	1,877	6,828
Tax adjustment associated with acquisitions	704	—	704	—
(Gain) loss on divestitures	—	(3,405)	—	51,552
Total adjustments	1,109	(223)	6,108	58,380
Non-GAAP Adjusted EBITDA	$92,952	$74,916	$270,178	$229,639
Non-GAAP Adjusted EBITDA Margin	34.3%	34.6%	34.4%	35.8%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2017	2017 Adjusted EPS	2016	2016 Adjusted EPS	2017	2017 Adjusted EPS	2016	2016 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income	$314,793	$5.88	$31,641	$0.59	$379,257	$7.08	$58,305	$1.09
Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures in Cost of Goods Sold(1)	—	—	—	—	3,719	0.07	—	—
Integration, transition and other costs associated with acquisitions and divestitures in Advertising and Promotion Expense(1)	—	—	—	—	(192)	—	—	—
Integration, transition and other costs associated with acquisitions and divestitures in General and Administrative Expense(1)	405	0.01	3,182	0.06	1,877	0.04	6,828	0.13
Tax adjustment associated with acquisitions in General and Administrative Expense	704	0.01	—	—	704	0.01	—	—
Accelerated amortization of debt origination costs	—	—	—	—	—	—	1,131	0.02
(Gain) loss on divestitures	—	—	(3,405)	(0.06)	—	—	51,552	0.97
Tax impact of adjustments (2)	(405)	(0.01)	2,638	0.05	(2,230)	(0.04)	(18,586)	(0.35)
Normalized tax rate adjustment (3)	(278,192)	(5.19)	(1,477)	(0.03)	(277,880)	(5.19)	(1,477)	(0.03)
Total adjustments	(277,488)	(5.18)	938	0.02	(274,002)	(5.11)	39,448	0.74
Non-GAAP Adjusted Net Income and Adjusted EPS	$37,305	$0.70	$32,579	$0.61	$105,255	$1.97	$97,753	$1.83
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
GAAP Net Income	$314,793	$31,641	$379,257	$58,305
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	(260,426)	3,978	(216,913)	71,166
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	(7,235)	4,447	(6,672)	11,677
Total adjustments	(267,661)	8,425	(223,585)	82,843
GAAP Net cash provided by operating activities	47,132	40,066	155,672	141,148
Purchases of property and equipment	(4,871)	(531)	(9,656)	(1,935)
Non-GAAP Free Cash Flow	42,261	39,535	146,016	139,213
Integration, transition and other payments associated with acquisitions and divestitures(1)	2,535	1,461	10,137	2,144
Additional income tax payments associated with divestitures	—	8,589	—	8,589
Non-GAAP Adjusted Free Cash Flow	$44,796	$49,585	$156,153	$149,946
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2018:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2018 Projected EPS
	Low	High
Projected FY'18 GAAP EPS	$7.69	$7.79
Adjustments:
Costs associated with Fleet integration(1)	0.12	0.12
Tax adjustment	(5.23)	(5.23)
Total Adjustments	(5.11)	(5.11)
Projected Non-GAAP Adjusted EPS	$2.58	$2.68
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees, net of taxes.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2018 Projected Free Cash Flow
(In millions)
Projected FY'18 GAAP Net cash provided by operating activities	$212
Additions to property and equipment for cash	(12)
Projected Non-GAAP Free Cash Flow	200
Payments associated with acquisitions(1)	8
Tax effect of payments associated with acquisitions	(3)
Projected Non-GAAP Adjusted Free Cash Flow	$205
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.